On September 27, 2005, the Fund's Audit Committee recommended that PwC be terminated as the Fund's independent registered public accounting firm effective on the completion of services related to the audit of the July 31, 2005 financial statements and the Board concurred. On the same date, the Fund's Audit Committee approved the engagement of Ernst & Young LLP ("Ernst & Young") as the Fund's new independent registered public accounting firm for the fiscal year ending July 31, 2006. Ernst & Young is located at Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606. The reports of PwC on the Fund's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PwC during the Fund's two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.